Exhibit 99.1

    Thomas & Betts Corporation Reports First Quarter 2005 Results;
           Sales Increase 11 Percent; Diluted E.P.S. $0.40

    MEMPHIS, Tenn.--(BUSINESS WIRE)--April 25, 2005--Thomas & Betts Corporation (NYSE:TNB) today reported first quarter 2005 net earnings of $24.4 million, or $0.40 per diluted share, compared to $15.6 million in net earnings, or $0.27 per diluted share, reported in the first quarter 2004.
    First quarter 2005 sales rose $39.2 million, or 11.1 percent, to $392.2 million and reflect a significant year-over-year increase in Steel Structures segment sales and modest improvements in industrial and utility Electrical markets. Favorable foreign currency accounted for approximately $7 million of the sales increase.
    "We are very pleased with our first quarter results which reflect improved year-over-year performance in all of our segments," said Dominic J. Pileggi, president and chief executive officer. "Demand by utilities benefited both our Steel Structures and Electrical businesses while a modest increase in industrial demand also had a positive impact on our Electrical segment. Although higher material costs were again a factor in the quarter, we successfully offset these costs through a combination of pricing and productivity initiatives."
    The first quarter 2005 gross margin was 28.3 percent of sales compared to 28.2 percent in the comparable 2004 period. Selling, general and administrative (SG&A) expense was $69.4 million, or 17.7 percent of sales. This compares to $73.0 million, or 20.7 percent of sales, in the prior-year period, which included $2.2 million in expense associated with the planned retirement of a former executive officer.
    Earnings from operations were up significantly in the first quarter 2005 - to $41.7 million, or 10.6 percent of sales - compared to $26.7 million, or 7.6 percent of sales, reported last year.
    The effective tax rate in the first quarter of 2005 was 29.0 percent compared to a 20.3 percent effective tax rate in the first quarter of 2004. First quarter 2004 included a tax benefit of $1.5 million resulting from the favorable completion of tax audits.

    SEGMENT RESULTS

    Electrical segment sales were $316.9 million in the first quarter of 2005, up $19.2 million, or 6.4 percent, over the prior-year period. Increased pricing to offset higher material costs and strengthened demand in utility and industrial markets drove the majority of the sales increase. The impact of favorable foreign currency on sales was approximately $6 million. First quarter 2005 Electrical segment earnings were $33.0 million, up from $24.2 million in the first quarter 2004. Higher sales and lower expenses contributed to the improvement in segment earnings.
    Sales in the Steel Structures segment were $44.6 million, up significantly from $26.1 million in the first quarter 2004. Higher levels of capital investment by U.S. electrical utilities in regional transmission grids drove the sales increase. Segment earnings of $5.3 million were also up significantly from first quarter 2004 segment earnings of $0.6 million reflecting higher sales.
    HVAC segment sales were $30.7 million in the first quarter 2005, compared to $29.2 million in the prior-year period. First quarter 2005 segment earnings were $3.7 million compared to $2.6 million in segment earnings last year.

    2005 DIRECTIONAL GUIDANCE

    "Based on our first quarter 2005 results and our expectations for the remainder of the year, we expect 2005 sales to increase in the high-single-digit range and are cautiously optimistic that we will exceed the current analysts' consensus of $1.73 per diluted share for the full year 2005," said Pileggi.

    CORPORATE OVERVIEW

    Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical connectors and components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide and, in 2004, reported sales of $1.5 billion.

    NOTE: The following financial tables support the information in this news release:

    Condensed Consolidated Statements of Operations
    Segment Information
    Condensed Consolidated Balance Sheets
    Condensed Consolidated Statements of Cash Flows

    This press release includes forward-looking statements that are identified by terms such as "achieve," "guidance," "expect," "should," "believe," and "will." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Business Risks" section of the company's Form 10-K for the fiscal year ended December 31, 2004, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revision to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

    CONFERENCE CALL AND WEBCAST INFORMATION

    Thomas & Betts will hold a conference call/webcast to discuss the company's first quarter 2005 results on Tuesday, April 26, 2005 at 11:00 am EST (10:00 am CST). To access the call, please call 201-689-8037. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight EST on Monday, May 9, 2005. To access the replay, please call 201-612-7415 (account number 9517, passcode 144140). The recorded webcast will be available at www.tnb.com.



              THOMAS & BETTS CORPORATION AND SUBSIDIARIES
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)
                              (Unaudited)

                                                      Quarter Ended
                                                   -------------------
                                                   March 31, March 31,
                                                     2005      2004
                                                   --------- ---------

 Net sales                                         $392,186  $352,988

 Cost of sales                                      281,140   253,289
                                                   --------- ---------
  Gross margin                                      111,046    99,699
   Gross margin -  % of net sales                      28.3%     28.2%

 Selling, general and administrative                 69,350    73,014
   Selling, general and administrative -
    % of net sales                                     17.7%     20.7%
                                                   --------- ---------

 Earnings from Operations                            41,696    26,685
   Earnings from operations - % of net sales           10.6%      7.6%

 Income from unconsolidated companies                   309       664
 Interest expense, net                               (7,160)   (7,614)
 Other (expense) income, net                           (467)     (135)
                                                   --------- ---------

 Earnings before income taxes                        34,378    19,600

 Income tax provision                                 9,970     3,988
                                                   --------- ---------

 Net earnings                                      $ 24,408  $ 15,612
                                                   ========= =========

 Net earnings per share:
   Basic earnings per share                        $   0.41  $   0.27
                                                   ========= =========
   Diluted earnings per share                      $   0.40  $   0.27
                                                   ========= =========

 Average shares outstanding:
   Basic                                             59,333    58,289
   Diluted                                           60,324    58,677


              THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                          Segment Information
                            (In thousands)
                              (Unaudited)

                                                      Quarter Ended
                                                   -------------------
                                                   March 31, March 31,
                                                     2005      2004
                                                   --------- ---------
 Net sales:
   Electrical                                      $316,876  $297,689
   Steel Structures                                  44,642    26,130
   HVAC                                              30,668    29,169
                                                   --------- ---------

  Total net sales                                  $392,186  $352,988
                                                   ========= =========


 Segment earnings:
   Electrical                                      $ 33,039  $ 24,167
   Steel Structures                                   5,315       610
   HVAC                                               3,651     2,572
                                                   --------- ---------

  Total reportable segment earnings                  42,005    27,349
   Total reportable segment earnings -
    % of net sales                                     10.7%      7.7%

Interest expense, net                                (7,160)   (7,614)
Other                                                  (467)     (135)
                                                   --------- ---------

Earnings before income taxes                       $ 34,378  $ 19,600
                                                   ========= =========


              THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                            (In thousands)
                              (Unaudited)

                                               March 31,  December 31,
                                                 2005         2004
                                              ------------ -----------

                   ASSETS

 Current assets:
   Cash and cash equivalents                  $  335,984  $   336,059
   Marketable securities                           1,544        1,658
   Receivables, net                              193,677      172,745
   Inventories                                   216,917      207,158
   Other current assets                           61,823       61,275
                                              ----------- ------------
 Total current assets                            809,945      778,895

 Net property, plant and equipment               279,520      276,144
 Goodwill                                        461,478      463,264
 Investments in unconsolidated companies         115,338      114,922
 Other assets                                    123,236      122,527
                                              ----------- ------------

     Total assets                             $1,789,517  $ 1,755,752
                                              =========== ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:
   Current maturities of long-term debt       $  152,763  $     2,830
   Accounts payable                              129,603      120,336
   Accrued liabilities                            96,656      100,692
   Income taxes payable                            9,866       14,551
                                              ----------- ------------
 Total current liabilities                       388,888      238,409

 Long-term debt                                  389,297      543,085
 Other long-term liabilities                      78,753       72,539

 Shareholders' equity                            932,579      901,719
                                              ----------- ------------

     Total liabilities and shareholders'
      equity                                  $1,789,517  $ 1,755,752
                                              =========== ============


             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
           Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)

                                                     Quarter Ended
                                                  --------------------
                                                  March 31, March 31,
                                                    2005       2004
                                                  --------- ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                      $ 24,408  $  15,612
Adjustments:
  Depreciation and amortization                     13,058     13,859
  Changes in operating assets and
   liabilities, net:
       Receivables                                 (21,159)   (31,617)
       Inventories                                  (5,993)    (3,350)
       Accounts payable                              7,318      7,646
       Accrued liabilities                          (7,798)    (9,429)
  Other                                              3,891      2,277
                                                  --------- ----------
Net cash provided by (used in) operating
 activities                                         13,725     (5,002)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of businesses                            (15,203)         -
Purchases of property, plant and equipment          (8,290)    (5,527)
Other                                                  434        148
                                                  --------- ----------
Net cash provided by (used in) investing
 activities                                        (23,059)    (5,379)
                                                  --------- ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and other borrowings      (273)  (126,505)
Stock options exercised                             10,974        745
                                                  --------- ----------
Net cash provided by (used in) financing
 activities                                         10,701   (125,760)
                                                   --------  ---------

EFFECT OF EXCHANGE RATE ON CASH                     (1,442)    (1,030)
                                                  --------- ----------

Net increase (decrease) in cash and cash
 equivalents                                           (75)  (137,171)
Cash and cash equivalents at beginning of period   336,059    387,425
                                                  --------- ----------
Cash and cash equivalents at end of period        $335,984  $ 250,254
                                                  ========= ==========

Cash payments for interest                        $ 10,204  $  15,693
Cash payments for income taxes                    $ 14,629  $   2,826


    CONTACT: Thomas & Betts Corporation, Memphis
             Tricia Bergeron, 901-252-8266